PLS CPA, A PROPESSIONAL CORPORATION

t 4725 Mercury Street #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 433-2979 t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

July 11, 2012

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Vacation Home Swap, Inc., of our report dated July 11, 2012, with respect to the balance sheets as of April 30, 2012 and 2011, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended April 30, 2012 and 2011, which appears on Form 10-K of Vacation Home Swap, Inc.

Very truly yours,

/s/PLS CPA

____________________________

  PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board